Exhibit 10.1

Asset Purchase Agreement

by, between and among

Trio Petroleum Corp.

and

Trio Petroleum Canada, Corp.

and

Novacor Exploration Ltd.

Schedules

Schedule A Assets

Schedule B General Conveyance

Schedule C Specific Responsibilities of Seller

Schedule D Contract Operating Fees

Schedule E Insurance

Schedule F Rights Registration Agreement

Asset Purchase Agreement
(Saskatchewan Assets)

Dated as of the 30th day of December, 2025.

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by, between and among (i) Trio Petroleum Corp., a Delaware corporation (“Parent”); (ii) Trio Petroleum Canada, Corp., an Alberta, Canada corporation and a wholly owned subsidiary of Parent (“Buyer”); and (iii) Novacor Exploration Ltd., a corporation incorporated under the Canada Business Corporations Act (“Seller”). Each of Parent, Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined below) in return for the issuance to Seller of certain shares of common stock, par value $0.0001 per share, of Parent (the “Common Stock”), upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. Definitions and Interpretation

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings:

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Assigned Contracts” means the Contracts described in Schedule A.

(d)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(e)	“Buyer Organizational Documents” means the Articles of Incorporation, bylaws and other organizational documents of Buyer as Buyer is required to have under any applicable Law.

(f)	“Closing Date” means the date of the Closing with respect to the Assets.

(g)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(h)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(i)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(j)	“Enforceability Exceptions” means

(i)	applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally; and

(ii)	general principles of equity.

(k)	“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:

(i)	the presence, Release of, or exposure to, any Hazardous Materials; or

(ii)	any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(l)	“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority:

(i)	relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or

(ii)	concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

For the avoidance of doubt, the term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; Canadian Environmental Protection Act, 1999, S.C. 1999, c. 33; Fisheries Act, R.S.C. 1985, c. F-14; Canadian Navigable Waters Act, R.S.C. 1985, c. N-22; Impact Assessment Act, S.C. 2019, c. 28, s. 1; Species at Risk Act, S.C. 2002, c. 29; Greenhouse Gas Pollution Pricing Act, S.C. 2018, c. 12, s. 186; Canadian Net-Zero Emissions Accountability Act, S.C. 2021, c. 22; Migratory Birds Convention Act, 1994, S.C. 1994, c. 22; The Environmental Management and Protection Act, 2010, S.S. 2010, c. E-10.22; The Oil and Gas Conservation Act, R.S.S. 1978, c. O-2; The Mineral Resources Act, 1985, S.S. 1985-86, c. M-16.1; The Water Security Agency Act, S.S. 2005, c. W-8.1; The Hazardous Substances and Waste Dangerous Goods Regulations, R.R.S., c. E-10.22, Reg. 3; The Public Lands Act, 2023, S.S. 2023, c. P-50.2; The Spill Reporting Regulations, R.R.S., c. E-10.22, Reg. 1; The Management and Reduction of Greenhouse Gases Act, S.S. 2010, c. M-2.01; The Oil and Gas Emissions Management Regulations, 2019, R.R.S., c. O-2, Reg. 10; The Wildlife Habitat Protection Act, S.S. 1983, c. W-13.2; The Crown Minerals Act, S.S. 1984-85-86, c. C-50.2; The Pipelines Act, S.S. 1998, c. P-12.1; The Forest Resources Management Act, S.S. 1996, c. F-19.1; and The Environmental Assessment Act, S.S. 1979-80, c. E-10.1.

(m)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(n)	“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(p)	“Governmental Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether United States or Canadian, or other local or foreign jurisdiction.

(q)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(r)	“Hazardous Materials” means:

(i)	any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and

(ii)	any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(s)	“Knowledge of Buyer” means the knowledge, after and assuming due inquiry, of the directors and officers of Buyer.

(t)	“Knowledge of Seller” means the knowledge, after and assuming due inquiry, of the directors and officers of Seller; provided, however, that Seller shall in all circumstances be charged with such knowledge that an owner of the Assets would reasonably be expected to obtain in the customary ownership and operation of the Assets.

(u)	“Law” means any United States or Canadian domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(v)	“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(w)	“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, pledge, equitable interest, option, mortgage, right of first refusal, security interest or encumbrance or restriction of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(x)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to:

(i)	the Assets;

(ii)	the business, results of operations, condition (financial or otherwise) of Seller; or

(iii)	the ability of Seller to consummate the Transactions on a timely basis;

provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to:

(iv)	any changes, conditions or effects in the United States or Canadian economies or securities or financial markets in general;

(v)	changes, conditions or effects that generally affect the industries in which Seller operates or in which the Assets are located;

(vi)	any change, effect or circumstance resulting from an action required or permitted by this Agreement; or

(vii)	conditions caused by acts of terrorism or war (whether or not declared);

provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (iv), (v) or (vii) above shall be taken into account in determining whether a Material Adverse Effect on a Seller or the Assets has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on Seller or the Assets compared to other participants in the industries in which Seller conducts its business.

(y)	“Parent Organizational Documents” means the Certificate of Incorporation, bylaws and other organizational documents of Parent as Parent is required to have under any applicable Law.

(z)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(aa)	“Permitted Encumbrances” means:

(i)	liens for Taxes not yet due and payable;

(ii)	mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Assets;

(iii)	easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the Assets, which do not prohibit or interfere with the current operation of any real property and which do not render title to any real property unmarketable;

(iv)	liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Assets; and

(v)	the encumbrances set forth in Schedule A.

(bb)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(cc)	“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(dd)	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(ee)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ff)	“SEC” means the United States Securities and Exchange Commission.

(gg)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(hh)	“Seller Organizational Documents” means the articles of incorporation, bylaws, and other organizational documents of Seller as Seller is required or permitted to have under any applicable Law.

(ii)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(jj)	“Taxes” means all United States and Canadian federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(kk)	“Termination Date” means December 31, 2025.

(ll)	“Transaction Documents” means this Agreement, the General Conveyance and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(mm)	“Transactions” means the purchase and sale of the Assets and the other transactions as contemplated herein or in the other Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein;

(d)	references herein to a specific Section or Schedule shall refer, respectively, to Sections or Schedules of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. Purchase and Sale

Section 2.01 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens and Encumbrances, other than the Permitted Encumbrances, all of the Assets. The “Assets” shall be comprised of the Assigned Contracts, and the other Permits and assets set forth in Schedule A.

Section 2.02 Purchase Price. The purchase price for the Assets shall be the issuance by Parent to Seller of CAD$1,000,000.00 in restricted common shares of Common Stock subject to Rule 144 (the “Restricted Shares”) priced at the Volume Weighted Average Price over the five (5) trading days prior to the Closing, and converted from U.S. dollars to Canadian dollars using the daily average exchange rate published by the Bank of Canada on its website as of the date of the Closing.

Section 2.03 Closing.

(a)	The closing of the Transactions (the “Closing”) shall occur, subject to the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 3.01, Section 3.02 and Section 3.03, on December 30, 2025.

(b)	Notwithstanding that the Closing shall occur on the Closing Date, and the risk, possession, and insurance interest in the Assets shall transfer from Seller to Buyer at the Closing, Seller and Buyer agree as follows:

(i)	Seller and Buyer will adjust and apportion expenditures and revenues of every kind and nature incurred, accruing, payable or paid, receivable or received, in respect of the Assets including operating, maintenance, development and capital costs, proceeds from the sale of petroleum and natural gas substances net of applicable transportation costs, royalties, property Taxes, gas cost allowance (or similar allowances), prepayments and deposits, duties, Taxes and assessments, as at April 1, 2025 (the “Accounting Adjustment Date”).

(ii)	Seller shall be and remain entitled to the revenues and benefits from the ownership and operation of the Assets incurred or accrued prior to the Accounting Adjustment Date, and is responsible for and will pay for the expenditures pertaining to the ownership and operation of the Assets incurred or accrued prior to the Accounting Adjustment Date.

(iii)	Buyer is entitled to the revenues and benefits from the ownership and operation of the Assets incurred or accrued from and after the Accounting Adjustment Date, and is responsible for and will pay for the expenditures pertaining to the ownership and operation of the Assets incurred or accrued from and after the Accounting Adjustment Date.

Section 2.04 Seller Deliverables at the Closings. At the Closing, Seller shall deliver to Buyer the following:

(a)	A No Interest Letter from the DODSLAND AND DISTRICT CREDIT UNION LIMITED in respect of Saskatchewan Personal Property Registration #: 301728854;

(b)	A copy of the General Conveyance in the form as attached hereto as Schedule B (the “General Conveyance”) with respect to the Assets, duly executed by an authorized officer of Seller;

(c)	Such instruments of transfer and assignment as reasonably requested to assign the Assigned Contracts to Buyer, duly executed by Seller and any other required parties thereto;

(d)	A certificate of an executive officer of Seller, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(e) have been satisfied and that the statements therein are true and correct as of the Closing Date;

(ii)	attaching and certifying true and correct copies of resolutions of the Board of Directors of Seller, and of the shareholders of Seller if required as set forth in Section 3.02(d), approving this Agreement, the other Transaction Documents and the Transactions; and

(iii)	attaching a certificate of status issued by Corporations Canada for Seller, dated as of a date within 5 days of the Closing Date; and

(e)	Such other documents and instruments as reasonable requested by Buyer for the purposes of transferring the Assets to Buyer and otherwise consummating the Transactions being completed at the Closing.

Section 2.05 Buyer and Parent Deliverables at the Closings. At the Closing:

(a)	Parent shall record Seller in the books and records of Parent as the owner of the Restricted Shares;

(b)	Parent and Buyer shall deliver to Seller a certificate of an executive Officer of Parent and an executive officer of Buyer, dated as of the Closing Date; and (1) certifying that the conditions set forth in Section 3.03(a) and Section 3.03(f) have been satisfied and that the statements therein are true and correct as of the Closing Date; (2) attaching and certifying true and correct copies of resolutions of the Board of Directors of each of Parent and Buyer approving this Agreement, the other Transaction Documents and the Transactions; and (3) attaching a certificate of status issued by the Delaware Secretary of State for Buyer and Parent, each dated as of a date within 5 days of the Closing Date; and

(c)	such other documents and instruments as reasonable requested by Seller for the purposes of transferring the Assets to Buyer and otherwise consummating the Transactions.

Section 2.06 Additional Documents.

(a)	At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

(b)	No Assumption of Liabilities. Other than as specifically set forth herein, neither Buyer nor Parent are assuming, nor shall either Buyer or Parent assume, any Liabilities of Seller, whether related to the Assets or otherwise.

Section 2.07 Potentially Adverse Instruments.

(a)	For purposes herein, “Potentially Adverse Instruments” means:

(i)	In respect of Title#: 120169627 in the name of McKerchar Resources Ltd., and pertaining to an undivided 1/2 interest in all mines and minerals except Coal in Twp 48 Rge 24 W3M: NW ¼ of Sec. 03:

●	Interest#: 117039708, being a Caveat registered 19 May 1981, in the name of Atco Gas & Oil Ltd.

●	Interest#: 117039719, being a Caveat registered 03 March 1983, in the name of The Royal Bank of Canada.

●	Interest#: 117039720, being a Caveat registered 21 December 1984, in the name of Royal Bank of Canada, and Chemical Bank of Canada, each as to a ½ interest.

●	Interest#: 117039731, being a Caveat registered 04 August 1992, in the name of Hunter Oil & Gas Ltd.

●	Interest#: 117039742, being a Caveat registered 28 September 1992, in the name of Hunter Oil & Gas Ltd.

●	Interest#: 153129179, being a Mineral Commodity Agreement registered 22 October 22 2010, in the name of Cenovus Energy Inc.

(ii)	In respect to Title #: 120169616 in the name of 563993 Saskatchewan Ltd., and pertaining to an undivided 1/2 interest in all mines and minerals excluding Coal in Twp 48 Rge 24 W3M: NW ¼ of Sec. 03:

●	Interest#: 117039652, being a Caveat registered 19 May 1981, in the name of Atco Gas & Oil Ltd.

●	Interest#: 117039663, being a Caveat registered 03 March 1983, in the name of The Royal Bank of Canada.

●	Interest#: 117039674, being a Caveat registered 21 December 1984, in the name of Royal Bank of Canada, and Chemical Bank of Canada, each as to a ½ interest.

●	Interest#: 117039685, being a Caveat registered 04 August 1992, in the name of Hunter Oil & Gas Ltd.

●	Interest#: 117039696, being a Caveat registered 28 September 1992, in the name of Hunter Oil & Gas Ltd.

●	Interest#: 153129168, being a Mineral Commodity Agreement registered 22 October 22 2010, in the name of Cenovus Energy Inc.

(b)	From and after the Closing, Seller shall, using commercially reasonable efforts and to the extent possible, on a timely basis and without further consideration, complete such documents and take such other actions as may be reasonably requested by Buyer in order to discharge, lapse, or otherwise extinguish the Potentially Adverse Instruments.

Section 2.08 Post-Closing Operatorship.

(a)	Following Closing Seller shall remain as the licensed Permit holder, and recognized operator of the Assets for the purposes of the applicable Governmental Authorities and applicable Laws until Buyer provides written notice to Seller that Buyer has become qualified to hold the Permits for the Wells and the Tangibles pursuant to the applicable Governmental Authorities and applicable Laws, and to otherwise operate the Assets.

(b)	In this regard, the Specific Conveyances relating to operatorship of the Assets, including the Permits for the Wells and the Tangibles, and the applicable surface rights, shall not be circulated or registered by Seller until such time as the foregoing notice is provided to Seller.

Section 2.09 Conveyance Taxes.

(a)	Seller will pay all income, capital gain, use, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions.

(b)	Buyer will pay all sales and value added or similar taxes incurred as a result of the Transactions.

Article III. Conditions to the Closings

Section 3.01 Conditions to the Obligations of Each of the Parties.

The obligations of each of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date, of all the following conditions:

(a)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions contemplated by this Agreement and no Governmental Authority shall have imposed any terms or conditions on the Transactions which would reasonably be expected to materially impact the operations of Buyer following the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin, or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions at the Closing.

Section 3.02 Conditions to the Obligations of Buyer and Parent.

The obligations of Buyer and Parent to consummate the Closing are subject to the satisfaction (or waiver by Buyer and Parent, each in its sole discretion), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by Seller in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 5.01, Section 5.02, Section 5.03, Section 5.09, Section 5.12, Section 5.13, Section 5.23 and Section 5.24, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(c)	If deemed necessary by Parent, Seller shall have provided to Parent audited financial statements for Seller and the Assets and related auditor reports thereon from a Public Buyer Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the reports filed by Parent with the SEC following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods;

(d)	The Transactions shall have been approved by the shareholders of Seller, if required by applicable Law, or the rules of any applicable securities exchange; and

(e)	There shall have occurred no Material Adverse Effect as of the Closing Date.

Section 3.03 Condition to the Obligations of Seller

The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller in its sole discretion), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by Buyer and Parent in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and other than the representations and warranties as set forth in Section 6.01, Section 6.02 and Section 6.06 which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	The Transactions shall have been approved by the shareholders of Buyer, if required by applicable Law, or the rules of any applicable securities exchange, including the NYSE American;

(c)	On the Closing, the Restricted Shares having been issued to Seller, subject to Rule 144, as directed by Seller;

(d)	Evidence that the NYSE American has approved or conditionally approved the Transaction, if so required by the rules and regulations of the NYSE American; and

(e)	Buyer and Parent shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

Article IV. Contract Operations Post-Closing

Section 4.01 Contract Operations Post-Closing.

The Parties acknowledge and agree that, following the Closing, the following shall apply to the physical operation of the Assets by Seller:

(a)	operating costs for the Assets shall, for a period of two (2) years from the Closing Date, be held at the levels detailed in the auditor’s report over the eighteen (18) month period prior to the Closing Date, prepared for Buyer on the basis of the due diligence materials provided by Seller to Buyer in connection with the Transactions, unless mutually agreed otherwise;

(b)	from and after the foregoing two (2) year period, operating costs shall remain competitive with other operators in the area; and

(c)	Buyer shall be entitled to terminate Seller’s actions pursuant to this Article IV on thirty (30) days’ written notice to Seller.

Section 4.02 Responsibilities Following the Closing.

Following the Closing, with respect to all Assets acquired by Buyer hereunder, Seller shall:

(a)	act as the on-site operator of the Assets and perform all work and services ordinarily performed by an operator for the field management and operation of the Wells, Tangibles and Facilities, including the specific duties of Seller described in Schedule C;

(b)	conduct all operations for the Assets in a safe and competent manner, in compliance with accepted industry practices and all applicable Laws, and any Governmental Orders, including the following: Occupational Health and Safety, Environmental, Workers’ Compensation, Transportation of Dangerous Goods, Work Place Hazardous Materials Information System and emergency response plans;

(c)	place orders with suppliers and sign for receipt of materials, subject to the prior approval of Buyer if required under Schedule C;

(d)	keep the Assets, including the lands on which they are situated, free of all Liens or Actions arising from the performance of Seller’s obligations under this Agreement, except for Liens or Actions being contested diligently;

(e)	ensure that:

(i)	Seller’s personnel are trained and competent to perform their duties before operating the Assets;

(ii)	the operations comply with Buyer’s safety standards, work practices and accident prevention regulations; and

(iii)	Seller’s personnel receive H2S training if there is a potential to handle sour substances at the Assets or enter onto sour gas locations.

Section 4.03 Qualifications of Seller.

If Seller is not qualified to perform any service required to maintain the Assets, including as set forth in Section 4.02, Seller will, using reasonable efforts, either arrange to have third parties perform the service (at the sole cost of Buyer), but subject to prior written approval of Buyer, and provided that any such agreements with third parties shall be invoiced to Buyer unless agreed to in advance in writing, or advise Buyer of the work or service required.

Section 4.04 Buyer’s Responsibilities.

Following the Closing, with respect to all Assets acquired by Buyer hereunder, Buyer will:

(a)	ensure the Assets are fully operational and in compliance with all applicable Laws;

(b)	maintain all required rights of access and provide adequate access across the land of third parties to the site of the Assets to allow Seller and its employees and sub-contractors access to the site;

(c)	provide all labour, materials and equipment for repair, maintenance, replacement and remedial work required at the Assets that are not part of Seller’s responsibilities;

(d)	pay all charges incurred by Seller on behalf of Buyer for the operations carried out under this Agreement;

(e)	inform Seller in advance of all services that Buyer intends to perform or have performed at the Assets;

(f)	make all payments attributable to production from the Assets and payments of assessments including but not limited to royalty and tax payments, regulatory agency fees and property taxes on the Assets;

(g)	provide Seller with Buyer’s safety standards, work practices and accident prevention policies;

(h)	ensure that a current emergency response plan is in place for the Assets; and

(i)	remediate any Release in accordance with applicable Law; provided, however, that the remediation shall be at the sole risk, cost, and expense of Buyer except where the Release was caused by the gross negligence or willful misconduct of Seller.

Section 4.05 Right of Access.

Following the Closing, Buyer, its employees or sub-contractors, may at any time access the Assets and related equipment and supplies.

Section 4.06 Suspension Provisions.

Following the Closing, Buyer may suspend or permanently shut-in any of the Assets.

Section 4.07 Invoice and Payment.

(a)	Seller will invoice Buyer as soon as possible for the fees and other charges incurred for a calendar month in connection with the actions of Seller pursuant to this Article IV in accordance with Schedule D. Buyer will pay Seller the amount specified in the invoice at the end of each calendar month after receiving Seller’s invoice. Payment of any invoice will not prevent Buyer from questioning the correctness of the invoice, up to a period of fifteen (15) months following the end of the calendar year in which an invoice is presented, otherwise the invoice will be deemed to be correct.

(b)	Any invoice that is not questionable and is in the normal course of business and which is not paid within thirty (30) days after receipt of the invoice will accrue interest at an annual interest rate of five percent (5%), with any fractional periods being appropriately pro-rated (the “Interest Rate”), on the amount owing, compounded monthly from the date of receipt of the invoice until paid. Any invoice that is other than in the normal course of business which has been previously agreed but which is not paid within thirty (30) days after receipt of the invoice will accrue interest at the Interest Rate, compounded monthly from the date of receipt of the invoice until paid.

(c)	When Seller is required to charge Goods and Services Tax (“GST”), or similar value added tax, Seller’s invoice will include information prescribed by the Input Tax Credit Information Regulations under the Excise Tax Act, or any information prescribed for a similar value added tax. Where Seller is not, or is not required to be, registered for purposes of the GST, that fact will be disclosed on Seller’s invoice.

Section 4.08 Emergencies.

In an emergency, Seller will use industry standard efforts to protect life, property and the Assets. Seller will promptly notify Buyer of the emergency and any action taken. Buyer will direct any extended period response and is responsible for any emergency response aside from those specifically assigned to Seller herein.

Section 4.09 Seller as an Independent Contractor.

With respect to the actions of the Parties pursuant to this Article IV, the Parties agree as follows:

(a)	Seller:

(i)	is an independent contractor, whose work and services are subject to this Agreement’s provisions and Buyer’s instructions;

(ii)	will control the work and services of its employees and sub-contractors; and

(iii)	is accountable to Buyer for completion of the work and services pursuant to the provisions of this Agreement.

(b)	Seller is responsible for deciding on:

(i)	the number of Seller’s employees and sub-contractors;

(ii)	the selection of employees and sub-contractors; and

(iii)	the hours of labour and compensation for their services.

(c)	Seller, its employees and sub-contractors are not agents or employees of Buyer.

Section 4.10 Audit Provision.

(a)	Seller will maintain complete records and accounts with respect to operations under this Article IV in accordance with generally accepted accounting principles and in the detail required to verify all records and accounts submitted to Buyer.

(b)	Buyer has the right to audit, at its own expense, the records and accounts:

(i)	during reasonable business hours and on advance written notice to Seller; and

(ii)	for up to twenty-four (24) months from the end of the calendar year to which the records and accounts relate.

(c)	Any claims of discrepancies will be made in writing to Seller within three (3) months of completion of the audit.

(d)	Seller will respond in writing to all claims of discrepancies within three (3) months of receipt of claims.

Section 4.11 Insurance.

Seller shall obtain and continuously maintain during the course of its operations hereunder that insurance coverage set out in Schedule E, at the sole cost and expense of Seller. Seller shall ensure that all of its sub-contractors engaged in any aspect of operations hereunder or exposed to the risk of any of the operations hereunder shall obtain and maintain insurance coverage comparable to that as set out in Schedule E. Neither the placement of insurance coverage by Seller in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurer to pay any claim arising under this Agreement, relieves or limits any of Seller’s obligations or liabilities.

Article V. Representations and Warranties of Seller

As an inducement to, and to obtain the reliance of Buyer, Seller represents and warrant to Buyer and Parent, as of the Effective Date and as of the Closing Date, as follows, except as specifically disclosed by Seller to Buyer in Schedule A:

Section 5.01 Existence and Power

Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the Canada Business Corporations Act and has the corporate power and is duly authorized under all applicable Laws, and Governmental Orders to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 5.02 Due Authorization.

The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of Seller Organizational Documents. Seller has taken all actions required by Law, Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 5.03 Valid Obligation This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by Seller of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of Seller Organizational Documents, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which Seller or any of the Assets could be subject.

Section 5.04 Governmental Authorization.

Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 5.05 Approval of Agreement The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the other Transaction Documents by Seller and has approved this Agreement and the transactions contemplated hereby.

Section 5.06 Litigation and Proceedings There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened, by or against Seller or affecting any of the Assets, Seller or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or Governmental Authority or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 5.07 Compliance With Applicable Laws Seller has complied with all applicable Laws, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, Assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.

Section 5.08 Regulatory Permits.

Seller possesses all certificates, authorizations and Permits issued by the appropriate Governmental Authorities necessary to conduct its businesses as presently conducted, and to own and operate the Assets and Seller has not received any notice of proceedings relating to the revocation or modification of any such Permit.

Section 5.09 Title to and Ownership of Assets.

(a)	Seller is the record and beneficial owner of the Assets free and clear of all Liens, Encumbrances, Actions, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, other than the Permitted Encumbrances. Seller is not subject to, or a party to, any agreements, licenses, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the use, sale or other disposition of the Assets by Seller or by Buyer or Parent. Upon delivery to Buyer of the applicable Transaction Documents, Buyer will acquire lawful, valid and marketable title to the Assets free and clear of all Encumbrances or Liens or restrictions whatsoever, other than the Permitted Encumbrances. Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein. Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or Buyer or Parent, as successor to Seller, in the Assets.

(b)	There is no Action that is pending or, to the Knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Assets. Seller has not received any written communication alleging that Seller has infringed the rights of any third party and there are no Actions that are pending or, to the Knowledge of Seller, threatened against Seller with respect to the Assets. To the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to the Assets owned by Seller.

(c)	Seller has complied with all the requirements of all Canadian and United States and foreign Governmental Authorities to maintain the Assets in full force and effect in all material respects, including payment of all required fees when due to such offices or entities, and timely filing of all declarations, certifications and other paperwork with Governmental Authorities needed to maintain the Assets in good standing.

(d)	No claims:

(i)	challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Assets owned or purported to be owned by Seller; or

(ii)	to the effect that any Assets or the conduct of the business of Seller, including the development, marketing, sale and support of the Assets, has infringed or does or will infringe or constitute a misappropriation of any intellectual property or other proprietary or personal right of any Person have been asserted or, to the Knowledge of Seller, threatened by any Person against Seller, nor does there exist any valid basis for such a claim.

There are no Actions, including interference, re-examination, reissue, opposition, nullity, suspension, rejection (whether non-final or final), default, abandonment or cancellation Actions pending that relate to any of the Assets, and to the Knowledge of Seller no such Actions are threatened or contemplated by any Governmental Authority or any other Person.

(e)	Seller has obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Assets valid and enforceable (subject to the Enforceability Exceptions) written assignments of any such work, invention, improvement or other rights to Seller and have delivered true and complete copies of such assignments to Buyer. No former employee, current employee, consultant or former consultant of Seller has ever excluded any intellectual property from any written assignment executed by any such Person in connection with work performed for or on behalf of Seller. All amounts payable by Seller to consultants and former consultants involved in the development of any Assets have been paid in full.

(f)	Seller has taken commercially reasonable measures to protect their ownership of, and rights in, all Assets owned by Seller in accordance with customary industry practices.

(g)	Seller has not:

(i)	transferred ownership of, or granted any exclusive license with respect to, any Assets to any other Person; or

(ii)	granted any customer the right to use any Asset or portion thereof on anything.

No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Assets.

(h)	To the Knowledge of Seller, there is no governmental prohibition or restriction on the use of any Assets in any jurisdiction in which Seller currently conducts or has conducted business or on the export or import of any of the Assets from or to any such jurisdiction.

(i)	Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Assets.

(j)	The Assets comprise all, or substantially all, of the Seller’s petroleum and natural gas rights in the Province of Saskatchewan, as contemplated by, inter alia, Clause 24.02 of the 2015 CAPL Operating Procedure Clause 24.01B ROFR.

Section 5.10 Condition and Sufficiency of Assets.

The land, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets are, to the Knowledge of Seller, structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Each well located on the Real Property, whether producing, shut-in, injection, disposal or otherwise, has been drilled and, if completed, completed and operated in accordance with generally accepted oil and gas field practices and the material requirements of all applicable Laws as they existed at the relevant time.

Section 5.11 Absence of Certain Changes, Events and Conditions.

Since December 1, 2025, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	entry into any Contract that would constitute an Assigned Contract;

(c)	incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Assets except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d)	transfer, assignment, sale or other disposition of any of the Assets;

(e)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Assets;

(f)	material damage, destruction or loss, or any material interruption in use, of any Assets, whether or not covered by insurance;

(g)	acceleration, termination, material modification to or cancellation of any Assigned Contract;

(h)	imposition of any Encumbrance upon any of the Assets; or

(i)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.12 Compliance with Laws.

Seller is (and has been at all times during the past five (5) years) in compliance with all economic sanctions and anti-boycott Laws in all material respects, including the Laws and regulations administered by the U.S. Customs and Border Protection and U.S. Customs and Immigration Service, the Arms Export Control Act and the International Traffic in Arms Regulations, the Export Control Reform Act and the Export Administration Regulations, the Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and Section 999 of the Internal Revenue Code.

Section 5.13 Assigned Contracts.

(a)	The Assigned Contracts are the only Contracts applicable to the Assets or to which any of the Assets or their operation are subject. Seller has provided to Buyer true and correct copies of each Assigned Contract.

(b)	Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

(c)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on any Assigned Contract.

(d)	Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assigned Contract.

(e)	As of the Closing, Seller will have received all consents and approvals for all third parties as required to assign the Assigned Contracts to Buyer.

(f)	Each Assigned Contract is valid, binding, enforceable and in full force and effect. Seller is not in breach or default under such Assigned Contract, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Assigned Contract. Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Assigned Contracts and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Assigned Contract has exercised any termination rights with respect thereto.

Section 5.14 Real Property.

(a)	With respect to the real property as set forth on Exhibit A, included within the Assets (the “Real Property”), Seller represents and warrants as follows:

(i)	Seller has good and marketable leasehold to the Real Property, free and clear of all Encumbrances, except the Permitted Encumbrances;

(ii)	Seller has not leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(iii)	there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

(b)	Seller has not received any written notice of:

(i)	violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property;

(ii)	existing, pending or threatened condemnation proceedings affecting the Real Property; or

(iii)	existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated.

Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(c)	Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof.

(d)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Real Property.

Section 5.15 Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to the Knowledge of Seller, threatened against or by Seller:

(i)	relating to or affecting the Assets; or

(ii)	that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Assets.

Section 5.16 Compliance With Laws; Permits.

(a)	Seller has complied, and is now complying, with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of the Assets.

(b)	All Permits required for Seller to operate the Assets as currently conducted or for the ownership and use of the Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 5.17 Environmental Matters.

(a)	The operations of Seller with respect to the Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Assets, any:

(i)	Environmental Notice or Environmental Claim; or

(ii)	written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date or as of any Closing.

(b)	Seller has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)	There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Assets, and Seller has not received an Environmental Notice that any of the Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(d)	There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Assets.

(e)	There are no Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Assets as to which Seller may retain liability. Seller has not received any Environmental Notice regarding potential liabilities with respect to any off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(f)	Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)	Seller has provided or otherwise made available to Buyer:

(i)	any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Assets which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and

(ii)	any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)	Seller is not aware of or reasonably anticipates, as of any Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after any Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Assets as currently carried out.

Section 5.18 Taxes.

(a)	All Tax Returns with respect to the Assets required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)	Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)	All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)	Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)	There are no Encumbrances for Taxes upon any of the Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

(g)	None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 5.19 Tax Returns and Payments; Tax Liens.

Seller:

(a)	has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it (including all Tax Returns required to be filed with respect to the Assets), and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations;

(b)	has paid all Taxes shown to be due and payable on such Tax Returns and all Taxes otherwise payable with respect to the Assets to the extent due and payable; and

(c)	has properly accrued all Taxes relating to the Assets for periods subsequent to the periods covered by such Tax Returns.

No deficiency in payment of any such Taxes for any period has been asserted by any Tax Authority and remains unsettled. There are no ongoing, pending or, to the Knowledge of Seller, threatened in writing, Tax audits or examinations relating to the Assets. No claim has ever been made by a Tax Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. All Taxes required to be withheld, collected or deposited by Seller with respect to the Assets have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. There are no Tax liens on any of the Assets, other than liens for current Taxes which are not yet due or payable. Seller has not entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the Assets or the Business.

Section 5.20 Insurance Policies

Correct and complete copies of each policy of insurance held by Seller and related to the Assets in any manner have been provided to Buyer. All insurance policies and bonds with respect to the Assets are in full force and effect and Seller has not reached or exceeded policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 5.21 Restrictions on Business Activities.

There is no Contract or Governmental Order to which Seller is a party or otherwise binding upon Seller that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of Buyer or Parent following any Closing, any acquisition or disposition of material property (tangible or intangible) by Seller, the conduct of business by Seller, as currently conducted, or otherwise limiting in a material respect the freedom of Seller or Buyer or Parent, following the any Closing, to engage in any line of business or to compete with any Person.

Section 5.22 Privacy and Data Protection.

(a)	Each of Seller and its Affiliates has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”). In this Section:

(i)	“Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained.

(ii)	“Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

(b)	There has been no loss, damage, to the knowledge of Seller, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other incident involving Personal Data or confidential information maintained by or on behalf of Seller, nor any complaints or claims asserted by any Person (including any Governmental Authority) related to the Processing of Personal Data or confidential information by Seller or by another Person (including any Seller) Processing Personal Data or confidential information on behalf of Seller.

(c)	To the knowledge of Seller, there has been no legal proceeding brought by any Person that any product or service of Seller was the cause of, or a contributing cause of, or facilitated, any incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that Seller was otherwise liable for any incident or violation of any Privacy Law. Each of Seller and its Affiliates has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

Section 5.23 Approval of Agreement Seller is the only selling party required to authorize the execution and delivery of this Agreement and Seller, including the Board of Directors of Seller, has approved this Agreement and the Transactions.

Section 5.24 Investment Representations

(a)	Investment Purpose. Seller understands and agrees that the consummation of the Transactions including the delivery of the Restricted Shares to Seller in exchange for the Assets as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Restricted Shares are being acquired by Seller are being acquired by Seller for Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

(c)	Reliance on Exemptions. Seller understands that the Restricted Shares are being offered and sold to Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Buyer is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Restricted Shares.

(d)	Information. Seller has been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Restricted Shares which have been requested by Seller. Seller has been afforded the opportunity to ask questions of Buyer. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment and the receipt of the Restricted Shares. Seller understands that Seller’s investment in the Restricted Shares involves a significant degree of risk. Seller is not aware of any facts that may constitute a breach of any of Buyer’s representations and warranties made herein.

(e)	Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Restricted Shares.

(f)	Transfer or Resale. Seller understands that:

(i)	subject to the Registration Rights Agreement, the sale or re-sale of the Restricted Shares have not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Restricted Shares may not be transferred unless (1) the Restricted Shares are sold pursuant to an effective registration statement under the Securities Act, (2) Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Restricted Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Buyer, (3) the Restricted Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Seller who agree to sell or otherwise transfer the Restricted Shares only in accordance with this Section 5.24 and who is an Accredited Investor, (4) the Restricted Shares are sold pursuant to Rule 144, or (5) the Restricted Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by Buyer;
(ii)	any sale of such Restricted Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Restricted Shares under circumstances in which Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and
(iii)	except as with respect to the Registration Rights Agreement or as otherwise provided for herein, neither Buyer nor any other person is under any obligation to register such Restricted Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case).

Notwithstanding the foregoing or anything else contained herein to the contrary, the Restricted Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Seller understands that the Restricted Shares, until such time as the Restricted Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Restricted Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Restricted Shares.

(h)	Removal. The legend(s) referenced in Section 5.24(g) shall be removed and Parent shall issue a certificate without such legend to the holder of any Restricted Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws:

(i)	the Restricted Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold; or

(ii)	such holder provides Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the Securities Act, which opinion shall be accepted by Buyer so that the sale or transfer is effected.

Seller agrees to sell all Restricted Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 5.25 Brokers.

No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Seller in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Article VI. Representations and Warranties of Buyer and Parent

As an inducement to, and to obtain the reliance of Seller, Buyer and Parent represent and warrant to Seller as of the Effective Date and as of the Closing Date, as follows:

Section 6.01 Existence and Power.

Parent is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized under all applicable Laws and Governmental Orders to carry on its business in all material respects as it is now being conducted. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of Alberta, Canada, and has the corporate power and is duly authorized under all applicable Laws and Governmental Orders to carry on its business in all material respects as it is now being conducted. Each of Buyer and Parent has full corporate power and authority to carry on its respective businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 6.02 Due Authorization

The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of Buyer Organizational Documents or Parent Organizational Documents. Each of Buyer and Parent has taken all actions required by Law, Buyer Organizational Documents, Parent Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 6.03 Valid Obligation This Agreement and the other Transaction Documents executed by Buyer and Parent in connection herewith constitute the valid and binding obligations of Buyer and Parent, enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by Buyer or Parent of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of Buyer Organizational Documents, or Parent Organizational Documents, or contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which Buyer or Parent could be subject.

Section 6.04 Governmental Authorization.

Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer or Parent requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 6.05 Approval of Agreement

The Board of Directors of Buyer and the Board of Directors of Parent have each authorized the execution and delivery of this Agreement and the other Transaction Documents by Buyer and Parent and have each approved this Agreement and the Transactions.

Section 6.06 The Restricted Shares.

(a)	The Restricted Shares to be issued and delivered to Seller in accordance with this Agreement shall be, upon issuance and delivery of such Restricted Shares, be fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws and any Liens incurred by Seller.

(b)	In consideration for entering into this Agreement in lieu of consideration of cash, that the parties have entered into a separate Registration Rights Agreement with respect to the Restricted Shares being issued, a copy of which is attached as Schedule F (the “Registration Rights Agreement”).

Section 6.07 Brokers.

No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Buyer or Parent in connection with the Transactions based upon arrangements made by or on behalf of Buyer or Parent.

Section 6.08 Compliance With Laws and Regulations Buyer has complied with all applicable Laws and Governmental Orders, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, or condition of Buyer or except to the extent that noncompliance would not result in the occurrence of any material liability for Buyer.

Section 6.09 Litigation and Proceedings There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, by or against Buyer, or its properties, at Law or in equity, before any court or other Governmental Authority, domestic or foreign, or before any arbitrator of any kind. Buyer has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 6.10 Governmental Authorization.

Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 6.11 Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to the Knowledge of Buyer, threatened against or by Buyer:

(i)	relating to or affecting the assets of Buyer; or

(ii)	that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the assets of Buyer.

Section 6.12 Taxes.

(a)	Buyer has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Buyer.

(c)	All deficiencies asserted, or assessments made, against Buyer as a result of any examinations by any taxing authority have been fully paid.

(d)	Buyer is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)	There are no Encumbrances for Taxes upon any of the assets of Buyer nor, to the Knowledge of Buyer, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

(f)	Buyer is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 6.13 Tax Returns and Payments; Tax Liens.

Buyer:

(a)	has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations; and

(b)	has paid all Taxes shown to be due and payable on such Tax Returns. No claim has ever been made by a Tax Authority in a jurisdiction in which Buyer does not file Tax Returns that Buyer is or may be subject to taxation by that jurisdiction. Buyer has not entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the assets of Buyer or the business of Buyer.

Article VII. Termination; Survival

Section 7.01 Termination This Agreement may be terminated on or prior to either Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By Buyer or Parent:

(i)	if the conditions to the Closing as set forth in Section 3.01 and Section 3.02 have not been satisfied or waived by Buyer, which waiver Buyer may give or withhold in its sole discretion, by the Termination Date, provided, however, that Buyer and Parent may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Buyer or Parent; or

(ii)	if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by Seller, as applicable, within five (5) Business Days after receipt by Seller of written notice thereof from Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c)	By Seller if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer or Parent contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller or cured by Buyer or Buyer, as applicable, within five (5) Business Days after receipt by Buyer of written notice thereof from Seller or is not reasonably capable of being cured in a reasonable period of time; or

(d)	By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

Section 7.02 Specific Enforcement.

Notwithstanding the foregoing, the Parties acknowledge and agree that if Buyer has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), Buyer may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.16, provided that all conditions to the Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein.

Section 7.03 Survival After Termination.

Subject to the provisions of Section 7.02, if this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII. Indemnification

Section 8.01 Indemnification of Parent and Buyer.

If the Closing occurs, Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law Parent, Buyer and their respective Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with:

(a)	any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Seller contained herein or in any of the Transaction Documents;

(b)	the ownership, and operation of the Assets prior to the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period prior to the Closing Date;

(c)	as a result of any matter attributable to the Potentially Adverse Instruments; or

(d)	any violation or alleged violation by Seller of the Securities Act, the Exchange Act, any other Law (collectively, “Violations”), any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or any violation or alleged violation by Parent of the Securities Act, the Exchange Act or any state securities Law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding Seller furnished to Parent by Seller for use therein.

Section 8.02 Indemnification of Seller.

If the Closing occurs, Parent hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law Seller and its Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with:

(a)	any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Buyer contained herein or in any of the Transaction Documents;

(b)	the ownership, and operation of the Assets on or following the Closing Date, including due to any Actions by any third parties with respect to the Assets for any period on or following the Closing Date; or

(c)	any Violations by Parent other than to the extent arising out of or based upon a Violation which is due to information furnished to Parent by any Seller Indemnified Party; and provided that such indemnification shall not be available to the extent such claim is based on:

(i)	a failure of Seller to deliver or to cause to be delivered the prospectus made available by Parent;

(ii)	any Seller Indemnified Party’s use of an incorrect prospectus despite being promptly advised in advance by Parent in writing not to use such incorrect prospectus; or

(iii)	any claims based on the manner of sale of the Registrable Securities by Seller or of Seller’s failure to register as a dealer under applicable securities Laws.

Section 8.03 Indemnification Procedures.

The Person making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

Section 8.04 Procedure.

The following shall apply with respect to all indemnification claims pursuant to this Article VIII:

(a)	If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 8.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e)	Buyer shall be solely responsible for any withholding taxes, deductions, or other similar taxes imposed by any applicable tax authority in connection with the transactions contemplated by this Agreement (collectively, the “Withholding Taxes”). Buyer agrees to indemnify, defend, and hold harmless Seller, its affiliates, and their respective directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, penalties, interest, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising from or relating to any failure by Buyer to properly deduct, withhold, report, remit, or pay any Withholding Taxes required by applicable Law.

Section 8.05 Payments.

Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.06 Insurance.

Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.07 Time Limit.

The obligations of Seller and Buyer under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to:

(a)	an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and

(b)	resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.08 Limitations.

Notwithstanding anything to the contrary in this Article VIII, neither Party shall be obligated to indemnify any Persons for any Losses in excess of the total fair market value of the Restricted Shares as of the Closing Date, as determined based on the closing trading price of the Common Stock as of the date immediately preceding the Closing Date (the “Cap”). For the avoidance of doubt, Cap shall apply:

(a)	as to all of Buyer Indemnified Parties collectively, and Seller shall not be subject to the Cap with respect to each individual Buyer Indemnified Party; and

(b)	as to all of Seller Indemnified Parties collectively, and Buyer shall not be obligated to satisfy the Cap, with respect to each individual Seller Indemnified Party.

Article IX. Miscellaneous

Section 9.01 Governing Law; Jurisdiction

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware, provided, however, that to the extent that the laws of Canada, Alberta and Saskatchewan are applicable to the acquisition or transfer of the Assets to Buyer, such laws shall apply thereto.

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, IN EACH CASE LOCATED IN KERN COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.02 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.02. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.03 Notices

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Parent or Buyer:

Trio Petroleum Corp.

Attn: Robin Ross

5401 Business Park South, Suite 115

Bakersfield, CA 93309

Email: rross@triopetroleum.us

If to Seller:

Novacor Exploration Ltd.

Attn: Douglas Forrest

5014 48 Street

Lloydminster, AB T9V 0H8

Email: novacorexploration@gmail.com

With a copy, which shall not constitute notice, to:

Sebastian Lowes Law Corporation

Attn: Sebastian Lowes

408 - 55 Water Street | Vancouver, BC | V6B 1A1Email: sebastian@loweslaw.ca

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given:

(i)	upon receipt, if personally delivered;

(ii)	on the day after dispatch, if sent by overnight courier;

(iii)	upon dispatch, if transmitted by email with return receipt requested and received; and

(iv)	three (3) days after mailing, if sent by registered or certified mail.

Section 9.04 Attorneys’ Fees In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.05 Public Announcements and Filings Unless required by applicable Law or regulatory authority, or the rules and regulations of the NYSE American, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 9.06 Third Party Beneficiaries This contract is strictly between the Parties and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.07 Expenses Subject to Section 9.04, except as specifically set forth herein, whether or not either Closing occurs, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 9.08 Entire Agreement This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.09 Survival The representations, warranties, and covenants of the respective Parties shall survive each Closing Date and the consummation of the Transactions for a period of two years therefrom, and provided that the covenants and agreements of the Parties as set forth in Article V shall survive the Closing Date and shall remain in force for the periods as set forth in Article V.

Section 9.10 Amendment; Waiver; Remedies.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 9.11 Limitation on Damages.

In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.12 Arm’s Length Bargaining; No Presumption Against Drafter.

This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.13 Headings.

The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.14 Assignment or Delegation.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Seller shall have no power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Buyer and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Buyer may, upon notice to Seller, elect to have a subsidiary of Buyer acquire the Assets in place of Buyer, and in connection therewith Buyer may assign or transfer, in whole or in part, this Agreement, and any of its rights or any of its obligations hereunder to such subsidiary of Buyer as the “Buyer” hereunder, at which time the Parties shall execute an addendum to this Agreement to reflect such assignment, to be in form and substance as reasonably agreed to by the Parties, and Buyer shall thereafter be released from any ongoing obligations hereunder to the extent sent forth in such addendum, provided that the Parties acknowledge and agree that the Restricted Shares shall still be issued by Trio Petroleum Corp. at the Closing should it occur.

Section 9.15 Further Assurances

Each Party shall execute and deliver such documents and take such actions as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 9.16 Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement of the other Transaction Documents were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof or of the other Transaction Documents and to enforce specifically the terms and provisions hereof or of the other Transaction Documents, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law, or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.17 Counterparts This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Trio Petroleum Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Trio Petroleum Canada, Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Novacor Exploration Ltd.

By:	/s/ Douglas Forest
Name:	Douglas Forest
Title:	President

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